Exhibit 99.1

(1)         On March 11, 2020, Apollo Novitex Holdings, L.P. (“Holdings”) sold 28,647,136 shares of the Issuers common stock, par value $0.0001 (“Exela Shares”), for $0.10 in a block sale.  Following the reported transaction, the Reporting Persons no longer hold any shares of common stock of the Issuer.

Novitex Parent GP, LLC (“Novitex GP”) is the general partner of Holdings.  Apollo Management VII, L.P. (“Management VII”) is the manager of Novitex GP, and AIF VII Management, LLC (“AIF VII LLC”) is the general partner of Management VII.  Apollo Management, L.P. (“Apollo Management”) is the sole member-manager of AIF VII LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member-manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP.

Each of the Reporting Persons, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any shares of the Issuer’s common stock that may be beneficially owned by any of the Reporting Persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The principal address of each of Holdings, Novitex GP, Management VII, AIF VII LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.